EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2004 Nonstatutory Stock Plan of Hytek Microsystems, Inc. of our report dated March 3, 2004, with respect to the financial statements of Hytek Microsystems, Inc. included in the Annual Report (Form 10-KSB) for the year ended January 3, 2004.

/s/ Ernst & Young LLP

Reno, Nevada

January 28, 2005